Exhibit 99.1

AMAZON.COM ANNOUNCES SECOND QUARTER SALES UP 41% TO $4.06 BILLION; SALES GROWTH ACCELERATES TO 31% IN MEDIA AND TO 58% IN ELECTRONICS AND OTHER GENERAL MERCHANDISE

SEATTLE—(BUSINESS WIRE)—July 23, 2008—Amazon.com, Inc. (NASDAQ: AMZN) today announced financial results for its second quarter ended June 30, 2008.

Operating cash flow was $1.09 billion for the trailing twelve months, compared with $0.89 billion for the trailing twelve months ended June 30, 2007. Free cash flow increased 16% to $0.82 billion for the trailing twelve months, compared with $0.70 billion for the trailing twelve months ended June 30, 2007.

Common shares outstanding plus shares underlying stock-based awards outstanding totaled 446 million on June 30, 2008, compared with 435 million a year ago.

Net sales increased 41% to $4.06 billion in the second quarter, compared with $2.89 billion in second quarter 2007. Excluding the $0.18 billion favorable impact from year-over-year changes in foreign exchange rates throughout the quarter, net sales grew 35% compared with second quarter 2007.

Operating income increased 86% to $217 million in the second quarter compared with $116 million in second quarter 2007. Excluding the $17 million favorable impact from year-over-year changes in foreign exchange rates throughout the quarter, operating income grew 71% compared with second quarter 2007. Included in the second quarter 2008 operating income is a $53 million non-cash gain recognized on the sale of our European DVD rental assets.

Net income increased 102% to $158 million in the second quarter, or $0.37 per diluted share, compared with net income of $78 million, or $0.19 per diluted share, in second quarter 2007.

“Customers continue to take advantage of our low prices, free shipping and Amazon Prime,” said Jeff Bezos, founder and CEO of Amazon.com. “Amazon Prime membership costs less than a tank of gas – more and more customers are joining the program and enjoying its benefits.”

Highlights

•	Worldwide Media sales grew 31% to $2.41 billion in second quarter 2008, compared with $1.83 billion in second quarter 2007.

•

Worldwide Electronics & Other General Merchandise sales grew 58% to $1.53 billion in second quarter 2008, compared with $0.97 billion in second quarter 2007, and increased to 38% of worldwide net sales compared with 34%.

•	North America segment sales, representing the Company’s U.S. and Canadian sites, were $2.17 billion, up 35% from second quarter 2007.

•

International segment sales, representing the Company’s U.K., German, Japanese, French and Chinese sites, were $1.89 billion, up 47% from second quarter 2007, and increased to 47% of worldwide net sales compared with 45%. Excluding the favorable impact from year-over-year changes in foreign exchange rates throughout the quarter, International sales grew 34%.

•

Amazon.com customers can now take advantage of Bill Me Later, a new alternative payment method. Bill Me Later’s next-generation payments service provides customers another convenient payment option when shopping on Amazon.com.

•	The Company acquired Fabric.com, a leading online fabric store that offers custom measured and cut fabrics, as well as patterns, sewing tools and accessories.

•	Amazon.co.jp launched Convenience Store Pickup Service, which offers customers the option to pick up their orders at any of the 8,500 Lawson stores throughout Japan.

•	Over 400,000 developers have registered to use Amazon Web Services (AWS), up more than 30,000 from last quarter.

•

AWS released a new family of instance types, the high CPU family. These instances have proportionally more CPU resources than RAM (compared to standard instances) and are well suited for compute-intensive applications such as rendering, search indexing and computational analysis.

•

Amazon.com introduced a limited beta version of Amazon Video On Demand. The service lets customers rent or buy ad-free movies and television shows and watch them instantly within their web browser on Macs or PCs and through Sony BRAVIA television sets with the use of the Sony BRAVIA Internet Video Link.

•	Kindle selection continued to grow with more than 140,000 titles available.

Financial Guidance

The following forward-looking statements reflect Amazon.com’s expectations as of July 23, 2008. Results may be materially affected by many factors, such as fluctuations in foreign exchange rates, changes in global economic conditions and consumer spending, world events, the rate of growth of the Internet and online commerce and the various factors detailed below.

Third Quarter 2008 Guidance

•	Net sales are expected to be between $4.200 billion and $4.425 billion, or to grow between 29% and 36% compared with third quarter 2007.

•

Operating income is expected to be between $115 million and $160 million, or between 6% decline and 31% growth compared with third quarter 2007. This guidance includes approximately $80 million for stock-based compensation and amortization of intangible assets, and it assumes, among other things, that no additional business acquisitions or investments are concluded and that there are no further revisions to stock-based compensation estimates.

Full Year 2008 Expectations

•	Net sales are expected to be between $19.35 billion and $20.10 billion, or to grow between 30% and 35% compared with 2007.

•

Operating income is expected to be between $745 million and $920 million, or to grow between 14% and 40% compared with 2007. This guidance includes approximately $295 million for stock-based compensation and amortization of intangible assets, and it assumes, among other things, that no additional business acquisitions or investments are concluded and that there are no further revisions to stock-based compensation estimates.

A conference call will be webcast live today at 2 p.m. PT/5 p.m. ET, and will be available for at least three months at www.amazon.com/ir. This call will contain forward-looking statements and other material information regarding the Company’s financial and operating results.

These forward-looking statements are inherently difficult to predict. Actual results could differ materially for a variety of reasons, including, in addition to the factors discussed above, the amount that Amazon.com invests in new business opportunities and the timing of those investments, the mix of products sold to customers, the mix of net sales derived from products as compared with services, the extent to which we owe income taxes, competition, management of growth, potential fluctuations in operating results, international growth and expansion, the outcomes of legal proceedings and claims, fulfillment center optimization, risks of inventory management, seasonality, the degree to which the Company enters into, maintains and develops commercial agreements, acquisitions and strategic transactions, and risks of fulfillment throughput and productivity. Other risks and uncertainties include, among others, risks related to new products, services and technologies, system interruptions, significant indebtedness, government regulation and taxation, payments and fraud. More information about factors that potentially could affect Amazon.com’s financial results is included in Amazon.com’s filings with the Securities and Exchange Commission, including its Annual Report on Form 10-K for the year ended December 31, 2007, and subsequent filings.

About Amazon.com

Amazon.com, Inc. (NASDAQ: AMZN), a Fortune 500 company based in Seattle, opened on the World Wide Web in July 1995 and today offers Earth’s Biggest Selection. Amazon.com, Inc. seeks to be Earth’s most customer-centric company, where customers can find and discover anything they might want to buy online, and endeavors to offer its customers the lowest possible prices. Amazon.com and other sellers offer millions of unique new, refurbished and used items in categories such as books, movies, music & games, digital downloads, electronics & computers, home & garden, toys, kids & baby, grocery, apparel, shoes & jewelry, health & beauty, sports & outdoors, tools, and auto & industrial.

Amazon Web Services provides Amazon’s developer customers with access to in-the-cloud infrastructure services based on Amazon’s own back-end technology platform, which developers can use to enable virtually any type of business. Examples of the services offered by Amazon Web Services are Amazon Elastic Compute Cloud (Amazon EC2), Amazon Simple Storage Service (Amazon S3), Amazon SimpleDB, Amazon Simple Queue Service (Amazon SQS), Amazon Flexible Payments Service (Amazon FPS) and Amazon Mechanical Turk.

Amazon and its affiliates operate websites, including www.amazon.com, www.amazon.co.uk, www.amazon.de, www.amazon.co.jp, www.amazon.fr, www.amazon.ca, and the Joyo Amazon websites at www.joyo.cn and www.amazon.cn.

As used herein, “Amazon.com,” “we,” “our” and similar terms include Amazon.com, Inc., and its subsidiaries, unless the context indicates otherwise.

AMAZON.COM, INC.

Consolidated Statements of Cash Flows

(in millions)

(unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,		Twelve Months Ended June 30,
	2008	2007	2008	2007	2008	2007
CASH AND CASH EQUIVALENTS, BEGINNING OF PERIOD	$1,496	$748	$2,539	$1,022	$1,004	$683

OPERATING ACTIVITIES:
Net income	158	78	301	189	588	306
Adjustments to reconcile net income to net cash from operating activities:
Depreciation of fixed assets, including internal-use software and website development, and other amortization	70	60	134	122	259	244
Stock-based compensation	73	46	127	80	232	140
Other operating expense (income), net	(45)	3	(39)	3	(32)	7
Losses (gains) on sales of marketable securities, net	—	—	(3)	1	(3)	(2)
Other income, net	9	5	7	9	10	9
Deferred income taxes	(10)	(2)	(29)	—	(128)	14
Excess tax benefits from stock-based compensation	(43)	(35)	(106)	(60)	(304)	(133)
Changes in operating assets and liabilities:
Inventories	(35)	25	113	151	(341)	(193)
Accounts receivable, net and other	(25)	(10)	115	56	(197)	(113)
Accounts payable	116	82	(886)	(520)	562	319
Accrued expenses and other	62	31	(63)	(28)	394	256
Additions to unearned revenue	87	64	165	109	300	223
Amortization of previously unearned revenue	(70)	(48)	(134)	(92)	(252)	(182)

Net cash provided by (used in) operating activities	347	299	(298)	20	1,088	895

INVESTING ACTIVITIES:
Purchases of fixed assets, including internal-use software and website development	(69)	(47)	(130)	(82)	(272)	(195)
Acquisitions, net of cash acquired, and other	(44)	(22)	(400)	(22)	(452)	(26)
Sales and maturities of marketable securities and other investments	181	161	452	945	777	2,253
Purchases of marketable securities and other investments	(369)	(180)	(750)	(694)	(987)	(2,262)

Net cash provided by (used in) investing activities	(301)	(88)	(828)	147	(934)	(230)

FINANCING ACTIVITIES:
Proceeds from exercises of stock options	6	35	8	44	56	65
Excess tax benefits from stock-based compensation	43	35	106	60	304	133
Common stock repurchased	—	—	—	(248)	—	(500)
Proceeds from long-term debt and other	1	—	52	—	83	3
Repayments of long-term debt and capital lease obligations	(36)	(29)	(60)	(46)	(96)	(67)

Net cash provided by (used in) financing activities	14	41	106	(190)	347	(366)
Foreign-currency effect on cash and cash equivalents	(8)	4	29	5	43	22

Net increase (decrease) in cash and cash equivalents	52	256	(991)	(18)	544	321

CASH AND CASH EQUIVALENTS, END OF PERIOD	$1,548	$1,004	$1,548	$1,004	$1,548	$1,004

SUPPLEMENTAL CASH FLOW INFORMATION:
Cash paid for interest	$1	$1	$47	$44	$70	$68
Cash paid for income taxes	15	7	23	10	37	17
Fixed assets acquired under capital leases and other financing arrangements	52	9	67	21	121	68
Fixed assets acquired under build-to-suit leases	13	—	17	—	31	—
Conversion of debt	473	—	473	—	474	—

AMAZON.COM, INC.

Consolidated Statements of Operations

(in millions, except per share data)

(unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
	2008	2007	2008	2007
Net sales	$4,063	$2,886	$8,198	$5,901
Cost of sales	3,096	2,185	6,275	4,480

Gross profit	967	701	1,923	1,421

Operating expenses (1):
Fulfillment	361	258	715	518
Marketing	102	65	205	137
Technology and content	258	201	492	387
General and administrative	74	58	135	114
Other operating expense (income), net	(45)	3	(39)	3

Total operating expenses	750	585	1,508	1,159

Income from operations	217	116	415	262

Interest income	20	20	46	39
Interest expense	(21)	(19)	(43)	(38)
Other expense, net	(8)	(6)	(3)	(8)

Total non-operating expense	(9)	(5)	—	(7)

Income before income taxes	208	111	415	255

Provision for income taxes	46	33	108	66
Equity-method investment activity, net of tax	4	—	6	—

Net income	$158	$78	$301	$189

Basic earnings per share	$0.38	$0.19	$0.72	$0.46

Diluted earnings per share	$0.37	$0.19	$0.70	$0.45

Weighted average shares used in computation of earnings per share:
Basic	420	412	419	412

Diluted	430	423	428	421

(1) Includes stock-based compensation as follows:

Fulfillment	$16	$10	$27	$17
Marketing	4	2	6	3
Technology and content	40	25	71	44
General and administrative	13	9	23	16

AMAZON.COM, INC.

Segment Information

(in millions)

(unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
	2008	2007	2008	2007
North America
Net sales	$2,168	$1,601	$4,294	$3,223
Cost of sales	1,609	1,167	3,166	2,350

Gross profit	559	434	1,128	873
Direct segment operating expenses (1)	463	352	902	705

Segment operating income	$96	$82	$226	$168

International
Net sales	$1,895	$1,285	$3,904	$2,678
Cost of sales	1,487	1,018	3,109	2,130

Gross profit	408	267	795	548
Direct segment operating expenses (1)	259	184	518	371

Segment operating income	$149	$83	$277	$177

Consolidated
Net sales	$4,063	$2,886	$8,198	$5,901
Cost of sales	3,096	2,185	6,275	4,480

Gross profit	967	701	1,923	1,421
Direct segment operating expenses	722	536	1,420	1,076

Segment operating income	245	165	503	345
Stock-based compensation	(73)	(46)	(127)	(80)
Other operating income (expense), net	45	(3)	39	(3)

Income from operations	217	116	415	262
Total non-operating expense, net	(9)	(5)	—	(7)
Provision for income taxes	(46)	(33)	(108)	(66)
Equity-method investment activity, net of tax	(4)	—	(6)	—

Net income	$158	$78	$301	$189

Segment Highlights:
Y/Y net sales growth:
North America	35%	38%	33%	34%
International	47	31	46	33
Consolidated	41	35	39	34
Y/Y gross profit growth:
North America	29%	40%	29%	34%
International	52	34	45	35
Consolidated	38	38	35	34
Y/Y segment operating income growth:
North America	17%	233%	35%	94%
International	80	50	57	56
Consolidated	49	106	46	72
Net sales mix:
North America	53%	55%	52%	55%
International	47	45	48	45

(1)	A significant majority of our costs for “Technology and content” are incurred in the United States and most of these costs are allocated to our North America segment.

AMAZON.COM, INC.

Supplemental Net Sales Information

(in millions)

(unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
	2008	2007	2008	2007
North America
Media	$1,148	$923	$2,354	$1,913
Electronics and other general merchandise	920	606	1,746	1,170
Other	100	72	194	140

Total North America	2,168	1,601	4,294	3,223
International
Media	1,258	910	2,596	1,910
Electronics and other general merchandise	611	364	1,265	747
Other	26	11	43	21

Total International	1,895	1,285	3,904	2,678
Consolidated
Media	2,406	1,833	4,950	3,823
Electronics and other general merchandise	1,531	970	3,011	1,917
Other	126	83	237	161

Total Consolidated	$4,063	$2,886	$8,198	$5,901

Y/Y Net Sales Growth:
North America:
Media	25%	26%	23%	24%
Electronics and other general merchandise	52	66	49	58
Other	38	15	39	16
Total North America	35	38	33	34
International:
Media	38%	27%	36%	29%
Electronics and other general merchandise	68	40	69	42
Other	140	143	100	147
Total International	47	31	46	33
Consolidated:
Media	31%	27%	29%	26%
Electronics and other general merchandise	58	55	57	52
Other	52	23	47	25
Total Consolidated	41	35	39	34
Y/Y Net Sales Growth Excluding Effect of Exchange Rates:
International:
Media	25%	23%	23%	23%
Electronics and other general merchandise	52	34	54	34
Other	121	128	85	128
Total International	34	26	32	27
Consolidated:
Media	25%	25%	23%	24%
Electronics and other general merchandise	52	53	51	48
Other	49	22	45	23
Total Consolidated	35	33	33	31
Consolidated Net Sales Mix:
Media	59%	63%	60%	65%
Electronics and other general merchandise	38	34	37	32
Other	3	3	3	3

AMAZON.COM, INC.

Consolidated Balance Sheets

(in millions, except per share data)

	June 30, 2008	December 31, 2007	June 30, 2007
	(unaudited)		(unaudited)
ASSETS
Current assets:
Cash and cash equivalents	$1,548	$2,539	$1,004
Marketable securities	832	573	661
Inventories	1,107	1,200	735
Accounts receivable, net and other	586	705	384
Deferred tax assets	163	147	75

Total current assets	4,236	5,164	2,859
Fixed assets, net	651	543	443
Deferred tax assets	284	260	224
Goodwill	400	222	214
Other assets	751	296	244

Total assets	$6,322	$6,485	$3,984

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$1,963	$2,795	$1,295
Accrued expenses and other	812	902	625
Current portion of long-term debt	441	17	16

Total current liabilities	3,216	3,714	1,936
Long-term debt	433	1,282	1,256
Other long-term liabilities	443	292	242

Commitments and contingencies

Stockholders’ equity:
Preferred stock, $0.01 par value:
Authorized shares — 500
Issued and outstanding shares — none	—	—	—
Common stock, $0.01 par value:
Authorized shares — 5,000
Issued shares — 440, 431, and 427
Outstanding shares — 426, 416, and 413	4	4	4
Treasury stock, at cost	(500)	(500)	(500)
Additional paid-in capital	3,794	3,063	2,704
Accumulated other comprehensive income	6	5	3
Accumulated deficit	(1,074)	(1,375)	(1,661)

Total stockholders’ equity	2,230	1,197	550

Total liabilities and stockholders’ equity	$6,322	$6,485	$3,984

AMAZON.COM, INC.

Supplemental Financial Information and Business Metrics

(in millions, except per share data)

(unaudited)

	Q2 2007	Q3 2007	Q4 2007	Q1 2008	Q2 2008	Y/Y % Change
Cash Flows and Shares

Operating cash flow — trailing twelve months (TTM)	$895	$1,001	$1,405	$1,039	$1,088	22%

Purchases of fixed assets (incl. internal-use software & website development) — TTM	$195	$201	$224	$251	$272	40%
Free cash flow (operating cash flow less purchases of fixed assets) — TTM	$700	$800	$1,181	$788	$816	16%
Free cash flow — TTM Y/Y growth	87%	118%	143%	51%	16%	N/A
Common shares and stock-based awards outstanding	435	435	435	435	446	2%
Common shares outstanding	413	415	416	417	426	3%
Stock-based awards outstanding	22	20	18	18	20	(10%)
Stock-based awards outstanding — % of common shares outstanding	5.3%	4.9%	4.4%	4.3%	4.6%	N/A

Results of Operations

Worldwide (WW) net sales	$2,886	$3,262	$5,673	$4,135	$4,063	41%
WW net sales — Y/Y growth, excluding F/X	33%	38%	37%	31%	35%	N/A
WW net sales — TTM	$12,193	$13,149	$14,835	$15,955	$17,133	41%
WW net sales — TTM Y/Y growth, excluding F/X	29%	32%	35%	35%	35%	N/A

Gross profit	$701	$762	$1,170	$956	$967	38%
Gross profit — Y/Y growth, excluding F/X	36%	36%	33%	28%	32%	N/A
Gross margin — % of WW net sales	24.3%	23.4%	20.6%	23.1%	23.8%	N/A
Gross profit — TTM	$2,820	$3,032	$3,353	$3,589	$3,855	37%
Gross profit — TTM Y/Y growth, excluding F/X	27%	31%	33%	33%	32%	N/A
Gross margin — TTM % of WW net sales	23.1%	23.1%	22.6%	22.5%	22.5%	N/A

Operating income	$116	$123	$271	$198	$217	86%
Operating margin — % of WW net sales	4.0%	3.8%	4.8%	4.8%	5.3%	N/A
Operating income — TTM	$498	$581	$655	$708	$808	62%
Operating income — TTM Y/Y growth, excluding F/X	29%	56%	61%	57%	52%	N/A
Operating margin — TTM % of WW net sales	4.1%	4.4%	4.4%	4.4%	4.7%	N/A

Net income	$78	$80	$207	$143	$158	102%
Net income per diluted share	$0.19	$0.19	$0.48	$0.34	$0.37	99%
Net income — TTM	$306	$367	$476	$508	$588	92%
Net income per diluted share — TTM	$0.72	$0.87	$1.12	$1.20	$1.38	90%

Segments

North America Segment:
Net sales	$1,601	$1,788	$3,084	$2,126	$2,168	35%
Net sales — Y/Y growth, excluding F/X	38%	42%	39%	31%	35%	N/A
Net sales — TTM	$6,687	$7,219	$8,095	$8,598	$9,166	37%
Gross profit	$434	$460	$698	$569	$559	29%
Gross margin — % of North America net sales	27.1%	25.7%	22.6%	26.7%	25.8%	N/A
Gross profit — TTM	$1,747	$1,864	$2,031	$2,160	$2,286	31%
Gross margin — TTM % of North America net sales	26.1%	25.8%	25.1%	25.1%	24.9%	N/A
Operating income	$82	$79	$153	$130	$96	17%
Operating margin — % of North America net sales	5.1%	4.4%	5.0%	6.1%	4.4%	N/A
Operating income — TTM	$312	$369	$400	$445	$458	47%
Operating income — TTM Y/Y growth, excluding F/X	27%	84%	73%	74%	46%	N/A
Operating margin — TTM % of North America net sales	4.7%	5.1%	4.9%	5.2%	5.0%	N/A

International Segment:
Net sales	$1,285	$1,474	$2,589	$2,009	$1,895	47%
Net sales — Y/Y growth, excluding F/X	26%	33%	35%	31%	34%	N/A
Net sales — TTM	$5,506	$5,930	$6,740	$7,357	$7,967	45%
Net sales — TTM % of WW net sales	45%	45%	45%	46%	47%	N/A
Gross profit	$267	$302	$472	$387	$408	52%
Gross margin — % of International net sales	20.8%	20.5%	18.2%	19.3%	21.5%	N/A
Gross profit — TTM	$1,072	$1,168	$1,322	$1,430	$1,569	46%
Gross margin — TTM % of International net sales	19.5%	19.7%	19.6%	19.4%	19.7%	N/A
Operating income	$83	$98	$175	$128	$149	80%
Operating margin — % of International net sales	6.4%	6.6%	6.8%	6.4%	7.9%	N/A
Operating income — TTM	$333	$380	$449	$483	$550	65%
Operating income — TTM Y/Y growth, excluding F/X	19%	37%	53%	44%	47%	N/A
Operating margin — TTM % of International net sales	6.0%	6.4%	6.7%	6.6%	6.9%	N/A

AMAZON.COM, INC.

Supplemental Financial Information and Business Metrics

(in millions, except inventory turnover, accounts payable days and employee data)

(unaudited)

	Q2 2007	Q3 2007	Q4 2007	Q1 2008	Q2 2008	Y/Y % Change
Segments (continued)

Consolidated Segments:
Operating expenses	$536	$585	$842	$698	$722	35%
Operating expenses — TTM	$2,175	$2,283	$2,504	$2,661	$2,847	31%
Operating income	$165	$177	$328	$258	$245	49%
Operating margin — % of consolidated sales	5.7%	5.4%	5.8%	6.2%	6.0%	N/A
Operating income — TTM	$645	$749	$849	$928	$1,008	56%
Operating income — TTM Y/Y growth, excluding F/X	24%	59%	64%	59%	49%	N/A
Operating margin — TTM % of consolidated net sales	5.3%	5.7%	5.7%	5.8%	5.9%	N/A

Supplemental North America Segment Net Sales:
Media	$923	$1,081	$1,637	$1,205	$1,148	25%
Media — Y/Y growth, excluding F/X	26%	37%	30%	21%	24%	N/A
Media — TTM	$3,949	$4,245	$4,630	$4,845	$5,071	28%
Electronics and other general merchandise	$606	$631	$1,336	$826	$920	52%
Electronics and other general merchandise — Y/Y growth, excluding F/X	66%	54%	53%	46%	52%	N/A
Electronics and other general merchandise — TTM	$2,456	$2,678	$3,139	$3,400	$3,714	51%
Electronics and other general merchandise — TTM % of North America net sales	37%	37%	39%	40%	41%	N/A
Other	$72	$76	$111	$95	$100	38%
Other — TTM	$282	$296	$326	$353	$381	35%

Supplemental International Segment Net Sales:
Media	$910	$1,010	$1,692	$1,338	$1,258	38%
Media — Y/Y growth, excluding F/X	23%	27%	26%	22%	25%	N/A
Media — TTM	$3,914	$4,167	$4,612	$4,950	$5,299	35%
Electronics and other general merchandise	$364	$448	$877	$655	$611	68%
Electronics and other general merchandise — Y/Y growth, excluding F/X	34%	45%	55%	56%	52%	N/A
Electronics and other general merchandise — TTM	$1,560	$1,717	$2,071	$2,344	$2,590	66%
Electronics and other general merchandise — TTM % of International net sales	28%	29%	31%	32%	33%	N/A
Other	$11	$16	$20	$16	$26	140%
Other — TTM	$33	$46	$57	$63	$78	140%

Supplemental Worldwide Net Sales:
Media	$1,833	$2,091	$3,329	$2,543	$2,406	31%
Media — Y/Y growth, excluding F/X	25%	32%	28%	21%	25%	N/A
Media — TTM	$7,863	$8,412	$9,242	$9,795	$10,370	32%
Electronics and other general merchandise	$970	$1,079	$2,213	$1,481	$1,531	58%
Electronics and other general merchandise — Y/Y growth, excluding F/X	53%	51%	54%	50%	52%	N/A
Electronics and other general merchandise — TTM	$4,015	$4,395	$5,210	$5,744	$6,304	57%
Electronics and other general merchandise — TTM % of WW net sales	33%	33%	35%	36%	37%	N/A
Other	$83	$92	$131	$111	$126	52%
Other — TTM	$315	$342	$383	$416	$459	46%

Balance Sheet

Cash and marketable securities (1)	$1,836	$2,087	$3,309	$2,395	$2,625	43%

Inventory, net — ending	$735	$970	$1,200	$1,077	$1,107	51%
Inventory — average inventory % of TTM net sales	5.9%	6.2%	6.1%	5.9%	5.9%	N/A
Inventory turnover, average — TTM	12.9	12.4	12.7	13.1	13.0	1%

Fixed assets, net	$443	$491	$543	$594	$651	47%

Accounts payable days — ending	54	62	57	53	58	7%

Other

Employees (full-time and part-time; excludes contractors & temporary personnel)	14,400	15,800	17,000	17,800	18,400	28%

Note:	The attached “Financial and Operational Summary” is an integral part of this Supplemental Financial Information and Business Metrics.

(1)	Includes restricted cash, classified within “Other Assets” on our consolidated balance sheet, of: $171 million Q2 2007, $179 million Q3 2007, $197 million Q4 2007, $245 million Q1 2008 and $245 million Q2 2008.

Amazon.com, Inc.

Financial and Operational Summary

(unaudited)

Quarterly Results of Operations (comparisons are with the equivalent period of the prior year, unless otherwise stated)

Net Sales

•

Revenue is generally recorded gross for sales of our own inventory and net for sales by other sellers. Amounts paid in advance for subscription services, including amounts received for Amazon Prime and other membership programs, are deferred and recognized as revenue over the subscription term. For our products with multiple elements, where a standalone value for each element cannot be established, we recognize the revenue and related cost over the estimated economic life of the product.

•	Shipping revenue, which includes amounts earned from our Amazon Prime membership and Fulfillment by Amazon programs, was $186 million, up 22% from $152 million.

Cost of Sales

•

Cost of sales consists of the purchase price of products sold by us, inbound and outbound shipping charges, packaging supplies, and costs incurred in operating and staffing our fulfillment and customer service centers on behalf of other businesses.

•	Payment processing and related transaction costs, including those associated with seller transactions, are classified in “Fulfillment” on our consolidated statements of operations.

•	Shipping charges to receive products from our suppliers are included in our inventory and recognized as “Cost of sales” upon sale of products to our customers.

•

Outbound shipping costs totaled $314 million, up 38% from $227 million. Net shipping cost was $128 million, or 3.2% of net sales, up 71% from $75 million, or 2.6% of net sales. One way we offer lower prices is through free-shipping offers that result in a net cost to us in delivery of products.

Operating Expenses

•

Depreciation expense for fixed assets, including amortization of internal-use software and website development, was $74 million, up from $63 million. Depreciation is recorded on a straight-line basis over the estimated useful lives of the assets (generally two years or less for assets such as internal-use software, two or three years for our technology infrastructure, five years for furniture and fixtures, and ten years for heavy equipment).

•

Stock-based compensation was $73 million, compared with $46 million. We utilize the accelerated, rather than a straight-line, method for recognizing stock-based compensation. Under this method, over 50% of the compensation cost would be expensed in the first year of a typical four-year vesting term. The increase in stock-based compensation is primarily attributable to an increase in total stock compensation value granted to our employees.

•	Operating expenses with and without stock-based compensation are as follows:

	Three Months Ended June 30, 2008			Three Months Ended June 30, 2007
	As Reported	Stock-Based Compensation	Net	As Reported	Stock-Based Compensation	Net
	(in millions)
Operating Expenses:
Fulfillment	$361	$(16)	$345	$258	$(10)	$248
Marketing	102	(4)	98	65	(2)	63
Technology and content	258	(40)	218	201	(25)	176
General and administrative	74	(13)	61	58	(9)	49
Other operating expense (income), net	(45)	—	(45)	3	—	3

Total operating expenses	$750	$(73)	$677	$585	$(46)	$539

Year-over-year Percentage Growth:
Fulfillment	40%		39%	36%		36%
Marketing	58		56	23		23
Technology and content	29		24	20		16
General and administrative	27		22	15		11
Percent of Net Sales:
Fulfillment	8.9%		8.5%	9.0%		8.6%
Marketing	2.5		2.4	2.2		2.2
Technology and content	6.4		5.4	7.0		6.1
General and administrative	1.8		1.5	2.0		1.7

Fulfillment

•	Certain of our fulfillment-related costs that are incurred on behalf of other businesses are classified as cost of sales rather than fulfillment.

•

The increase in fulfillment costs in absolute dollars relates to variable costs corresponding with sales volume and inventory levels; our mix of product sales; payment processing and related transaction costs, including mix of payment methods and costs from our guarantee for certain seller transactions; and costs from expanding fulfillment capacity.

•

Additionally, because payment processing costs associated with seller transactions are based on the gross purchase price of underlying transactions, and payment processing and related transaction costs are higher as a percentage of revenue versus our retail sales, sales by our sellers have higher fulfillment costs as a percent of net sales.

•

We expanded our fulfillment capacity during the first six months of 2008 and throughout 2007 through gains in efficiencies and increases in leased warehouse space. This expansion is designed to accommodate greater selection and in-stock inventory levels and meet anticipated shipment volumes from sales of our own products as well as sales by third parties for whom we provide the fulfillment services.

Technology and Content

•

Technology and content expenses consist principally of payroll and related expenses for employees involved in application development, category expansion, editorial content, buying, merchandising selection, and systems support, as well as costs associated with the compute, storage and telecommunications infrastructure.

•

We continue to invest in several areas of technology and content including seller platforms, web services, and digital initiatives, as well as expansion of new and existing product categories. We are also investing in technology infrastructure so that we can continue to enhance the customer experience and improve our process efficiency and support our infrastructure web services.

•

Certain costs relating to development of internal-use software and website development, including development of software to upgrade and enhance our websites and processes supporting our business, are capitalized and amortized over two years.

•

During Q2 2008 and Q2 2007, we capitalized $41 million (including $7 million of stock-based compensation) and $33 million (including $5 million of stock-based compensation) of costs associated with internal-use software and website development. Amortization of previously capitalized amounts was $36 million and $28 million for Q2 2008 and Q2 2007.

Stockholders’ Equity and Stock-Based Awards

•

As of June 30, 2008, outstanding common shares plus shares underlying outstanding stock-based awards were 446 million, up from 435 million as of June 30, 2007. This total includes all stock-based awards outstanding, without regard for estimated forfeitures, consisting of vested and unvested awards and in-the-money and out-of-the-money stock options.

•

In Q2 2008, holders of our 4.75% Convertible Subordinated Notes elected to convert a total of $473 million in outstanding principal amount under a called redemption and we issued 6.1 million shares of common stock as a result of such elections.

•

As of June 30, 2008, stock-based awards outstanding were 19.8 million, or 4.6% of shares outstanding, down from 22.1 million, or 5.3% of outstanding shares. Outstanding stock awards consist of 18.4 million shares of restricted stock units and 1.4 million stock options with a $24.41 weighted-average exercise price.

•	We granted restricted stock units representing 4.5 million and 5.8 million shares of common stock during Q2 2008 and Q2 2007.

Other Operating Expense (Income), Net

•

Other operating expense (income), net, was $(45) million and $3 million during Q2 2008 and Q2 2007. The increase compared to comparable prior year periods is primarily attributable to the gain recognized on the sale of our European DVD rental assets. As a result of this transaction, we recorded a $53 million non-cash gain included in “Other operating expense (income), net” on our consolidated statements of operations. We believe that the positive impact of this gain on operating and net income is not predictive of future results or trends.

Other Expense, Net

•	Other expense, net, consists primarily of gains or losses on marketable securities, foreign-currency transaction gains and losses, and other miscellaneous gains and losses.

•	The remeasurement of our 6.875% PEACS and intercompany balances can result in significant gains and losses associated with the effect of movements in currency exchange rates.

Income Taxes

•

Our provision for interim periods is determined using an estimate of our annual effective tax rate adjusted for discrete items, if any, that are taken into account in the relevant period. Each quarter we update our estimate of the annual effective tax rate, and if our estimated tax rate changes we make a cumulative adjustment. The 2008 annual effective tax rate is estimated to be lower than the 35% U.S. federal statutory rate primarily due to anticipated earnings of our subsidiaries outside of the U.S. in jurisdictions where our effective tax rate is lower than in the U.S.

•

Included in the total tax provision as a discrete item during Q2 2008 is the impact related to the $53 million non-cash gain associated with the sale of our European DVD rental assets. This gain will be taxed at rates substantially below the 35% U.S. federal statutory rate.

•

A majority of our tax provision is non-cash. We have current tax benefits and net operating losses relating to excess stock-based compensation that are being utilized to reduce our taxable income. As such, cash paid for income taxes in Q2 2008 was $15 million compared with $7 million in Q2 2007.

•

We are under examination, or may be subject to examination, by the Internal Revenue Service (“IRS”) for calendar years 2004 through 2007. Additionally, any net operating losses that were generated in prior years and utilized in these years may also be subject to examination by the IRS. We are under examination, or may be subject to examination, in the following major jurisdictions for the years specified: Kentucky for 2003 through 2007, France for 2005 through 2007, Germany for 2003 through 2007, Luxembourg for 2003 through 2007, and the United Kingdom for 1999 through 2007. In addition, in 2007, Japanese tax authorities assessed income tax, including penalties and interest, of approximately $100 million against one of our U.S. subsidiaries for the years 2003 through 2005. We believe that these claims are without merit and are disputing the assessment. Further proceedings on the assessment will be stayed during negotiations between U.S. and Japanese authorities over the double taxation issues the assessment raises, and we have provided bank guarantees to suspend enforcement of the assessment. We also may be subject to income tax examination by Japanese tax authorities for 2006 and 2007.

Foreign Exchange

•	The effect on our consolidated statements of operations from year-over-year changes in exchange rates versus the U.S. dollar throughout the period is as follows:

	Three Months Ended June 30,
	2008			2007
	At Prior Year Rates (1)	Exchange Rate Effect (2)	As Reported	At Prior Year Rates (1)	Exchange Rate Effect (2)	As Reported
	(in millions)
Net sales	$3,881	$182	$4,063	$2,840	$46	$2,886
Gross profit	928	39	967	691	10	701
Operating expenses	728	22	750	578	7	585
Income from operations	200	17	217	113	3	116
Net interest income (expense) and other (3)	(1)	(8)	(9)	(3)	(2)	(5)
Net income	151	7	158	77	1	78
Diluted earnings per share	$0.35	$0.02	$0.37	$0.19	$—	$0.19

(1)	Represents the outcome that would have resulted had exchange rates in the reported period been the same as those in effect in the comparable prior year period for operating results, and if we did not incur the variability associated with remeasurements for our 6.875% PEACS and intercompany balances.

(2)	Represents the increase or decrease in reported amounts resulting from changes in exchange rates from those in effect in the comparable prior year period for operating results, and if we did not incur the variability associated with remeasurements for our 6.875% PEACS and intercompany balances.

(3)	Includes foreign-currency gains and losses on cross-currency investments, remeasurement of 6.875% PEACS, and intercompany balances.

Cash Flows and Balance Sheet

•

SFAS 123(R) requires tax benefits relating to excess stock-based compensation to be presented as financing cash flows. Excess tax benefits from stock-based compensation were $43 million in Q2 2008 and $304 million for the trailing twelve months, compared with $35 million in Q2 2007 and $133 million for the trailing twelve months ended June 30, 2007.

•

Our cash, cash equivalents and marketable securities of $2.38 billion, at fair value, primarily consist of cash, investment grade securities and AAA-rated money market mutual funds. Included are amounts held in foreign currencies of $1.14 billion, primarily in Euros, British Pounds and Japanese Yen.

•

Other assets include, among other things, $245 million of marketable securities restricted for longer than one year, $250 million of certain equity investments, $149 million of other intangibles, net, and $42 million of intellectual property rights. Marketable securities restricted for longer than one year relate primarily to collateralization of bank guarantees and debt for our international operations.

•

Accrued expenses and other current liabilities include, among other things, liabilities for gift certificates of $206 million, professional fees, marketing activities, workforce costs - including accrued payroll, vacation and other benefits - and unearned revenue of $138 million, which is recorded when payments are received in advance of performing our service obligations and is recognized over the service period.

•	Long-term debt primarily includes the following:

	June 30, 2008	December 31, 2007
	(in millions)
4.75% Convertible Subordinated Notes due February 2009 (1)	$399	$899
6.875% PEACS due February 2010 (2)	378	350
Other long-term debt	97	50

	874	1,299
Less current portion of long-term debt	(441)	(17)

	$433	$1,282

(1)	The 4.75% Convertible Subordinated Notes due 2009 (the “4.75% Convertible Subordinated Notes”) are convertible into our common stock at the holders’ option at a conversion price of $78.0275 per share. Total common stock issuable upon conversion of our outstanding 4.75% Convertible Subordinated Notes is 5.1 million shares, which is excluded from our calculation of earnings per share as its effect is currently anti-dilutive. We have the right to redeem the 4.75% Convertible Subordinated Notes, in whole or in part, by paying the principal and a redemption premium, plus any accrued and unpaid interest. At June 30, 2008, the redemption premium was 0.475%.

(2)	The 6.875% Premium Adjustable Convertible Securities (the “6.875% PEACS”) are convertible into our common stock at the holders’ option at a conversion price of €84.883 per share ($133.72 per share, based on the exchange rate as of June 30, 2008). Total common stock issuable upon conversion of our outstanding 6.875% PEACS is 2.8 million shares, which is excluded from our calculation of earnings per share as its effect is currently anti-dilutive. The U.S. Dollar equivalent principal, interest, and conversion price fluctuate based on the Euro/U.S. Dollar exchange ratio. We have the right to redeem the 6.875% PEACS, in whole or in part, by paying the principal plus any accrued and unpaid interest.

•	Other long-term liabilities include tax contingencies, long-term capital lease obligations, deferred tax liabilities, non-current unearned revenue and other long-term obligations.

•

In December 2007, we entered into a series of leases and other agreements for the lease of corporate office space to be developed in Seattle, Washington with initial terms of up to 16 years commencing on completion of development in 2010 and 2012 and options to extend for two five year periods. Under the agreements we committed to occupy approximately 820,000 square feet of office space. We recently committed to occupy an additional approximately 540,000 square feet. Due to that commitment, and the receipt of certain zoning approvals, we are no longer subject to the initial termination fees. We also have an option to lease approximately 330,000 square feet at pre-negotiated rates as well as options to lease up to an additional approximately 500,000 square feet at rates based on fair market values at the time the options are exercised, subject to certain conditions. In addition, if interest rates exceed a certain threshold, we have the option to provide financing for some of the buildings.

Certain Definitions and Other

•

We present segment information for North America and International. We measure operating results of our segments using an internal performance measure of direct segment operating expenses that excludes stock-based compensation and other operating expense, each of which is not allocated to segment results. Other centrally incurred operating costs are fully allocated to segment results. Our operating results, particularly for the International segment, are affected by movements in foreign exchange rates. A significant majority of our technology costs are incurred in the U.S. and most of them are allocated to our North America segment.

•

The North America segment consists of amounts earned from retail sales of products (including from sellers) and subscriptions through North America-focused websites such as www.amazon.com, www.audible.com, www.shopbop.com, www.endless.com and www.amazon.ca; from our Amazon Prime membership program; and from non-retail activities such as our North America-focused Amazon Enterprise Solutions program, Amazon Web Services, and marketing and promotional agreements. This segment includes export sales from www.amazon.com and www.amazon.ca.

•

The International segment consists of amounts earned from retail sales of consumer products (including from sellers) and subscriptions through internationally focused websites such as www.amazon.co.uk, www.amazon.de, www.amazon.co.jp, www.amazon.fr, and our Joyo Amazon websites at www.joyo.cn and www.amazon.cn; from our Amazon Prime membership program; and from non-retail activities such as internationally-focused Amazon Enterprise Solutions program, marketing and promotional agreements. This segment includes export sales from these internationally based sites (including export sales from these sites to customers in the U.S. and Canada), but excludes export sales from www.amazon.com and www.amazon.ca.

•

We provide supplemental sales information within each segment for three categories: Media, Electronics and Other General Merchandise, and Other. Media consists of amounts earned from retail sales from all sellers in categories such as books, movies, music, digital downloads, software and video games (including game consoles). Electronics and Other General Merchandise consists of amounts earned from retail sales from all sellers of items in categories not included in Media, such as electronics and computers, devices, home and garden, toys, kids and baby, grocery, apparel, shoes and jewelry, health and beauty, sports and outdoors, tools, and auto and industrial. Other consists of non-retail activities, such as the Amazon Enterprise Solutions program, Amazon Web Services, and miscellaneous marketing and promotional activities, such as our co-branded credit card programs.

•

Operating cash flow is net cash provided by (used in) operating activities, including cash outflows for interest and excluding excess tax benefits from stock-based compensation. Free cash flow is operating cash flow less cash outflows for purchases of fixed assets, including internal-use software and website development.

•

Operating cycle is number of days of sales in inventory plus number of days of sales in trade accounts receivable minus accounts payable days. Accounts payable days are calculated as the quotient of ending accounts payable to cost of sales, multiplied by the number of days in the period. Inventory turns are calculated as the quotient of trailing-twelve-month cost of sales to average inventory over five quarter ends.

•	Return on invested capital is trailing-twelve-month free cash flow divided by average total assets less current liabilities (excluding current portion of our long-term debt) over five quarter ends.

•

References to customers mean customer accounts, which are unique e-mail addresses, established either when a customer’s initial order is shipped or when a customer orders from other sellers on our websites. Customer accounts exclude certain customers, including customers associated with certain of our acquisitions (including Joyo.com customers), Amazon Enterprise Solutions program customers, Amazon.com Payments customers, Amazon Web Services customers, and the customers of select companies with whom we have a technology alliance or marketing and promotional relationship. Customers are considered active when they have placed an order during the preceding twelve-month period.

•

References to sellers means seller accounts, which are established when a seller receives an order from a customer account. Seller accounts exclude Amazon Enterprise Solutions sellers. Sellers are considered active when they have received an order from a customer during the preceding twelve-month period.

•	References to registered developers mean cumulative registered developer accounts, which are established when potential developers enroll with Amazon Web Services and receive a developer access key.

•

References to units mean physical and digital units sold (net of returns and cancellations) by us and sellers at Amazon.com domains worldwide – such as www.amazon.com, www.amazon.co.uk, www.amazon.de, www.amazon.co.jp, www.amazon.fr, www.amazon.ca and the Joyo Amazon websites at www.joyo.cn and www.amazon.cn, as well as Amazon.com-owned items sold through non-Amazon.com domains, such as books, music and movie items ordered from Amazon.com’s store at www.target.com. Units sold do not include units associated with certain of our acquisitions or Amazon.com gift certificates.

Contacts:
Amazon.com Investor Relations	Amazon.com Public Relations
Rob Eldridge, 206/266-2171, ir@amazon.com	Patty Smith, 206/266-7180
www.amazon.com/ir